UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

AMERICAN EAGLE OUTFITTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-2721761
(State of incorporation)	(IRS Employer Identification No.)

150 Thorn Hill Drive Warrendale, Pennsylvania	15086-7528
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
Common Stock, par value $0.01 per share	New York Stock Exchange

If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  [X]

If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.   [   ]

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.	Description of Registrant's Securities to be Registered.

The following description of American Eagle Outfitters, Inc. (the "Company") common stock summarizes the material terms and provisions of these securities.  For the complete terms of the Company's capital stock, please refer to the Company's Second Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws.  The terms of the Company's capital stock may also be affected by the General Corporation Law of Delaware.

General

The Company is authorized to issue two hundred fifty-five million (255,000,000) shares consisting of 250,000,000 shares of common stock, $0.01 par value per share (the "common stock"), and 5,000,000 shares of Preferred Stock, $0.01 par value per share (the "preferred stock").

Common Stock

Holders of our common stock are entitled to:

 - Dividends, if our Board of Directors legally declares them; however, if we have shares of preferred stock outstanding, no dividends or other distributions, other than dividends payable in common stock, may be made with respect to the common stock unless full cumulative dividends on the shares of preferred stock have been paid.  This includes redemptions and purchases.

- One vote per share for the election of directors and on all other matters.  Our issued and outstanding shares of common stock are fully paid and non-assessable.

- If we undergo a voluntary or involuntary dissolution, liquidation, or winding up, a pro rata share of all our remaining assets available for distribution, after we fully satisfy the prior rights of (1) creditors, including holders of our indebtedness; and (2) holders of our preferred stock.

Holders of our common stock are not entitled to:

- preemptive rights

- conversion or redemption rights

-cumulative voting rights in the election of directors.

Our Board of Directors is divided into three classes (Class I, II and III).  Directors are elected to hold office for a three-year term.  A plurality vote is required to elect the directors, while in all other matters, the vote required to take action is an affirmative vote of a majority of the shares present (in person or by proxy) and entitled to vote where a quorum is present.

             Preferred Stock

Our Board of Directors may issue shares of preferred stock in one or more series and, from time to time as permitted by law, fix or change the designations, number of shares, dividends, redemption rights, sinking fund requirements, liquidation prices, conversion rights, and other rights, qualifications, limitations or restrictions.

ITEM 2.	Exhibits.
Not applicable.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EAGLE OUTFITTERS, INC.
(Registrant)

Date: February 28, 2007	By:	/s/ Neil Bulman, Jr.
Neil Bulman, Jr.
Vice President, General Counsel and Secretary